[LOGO] VASCULAR
                                       SOLUTIONS


EXHIBIT 99.1


                                                      NEWS RELEASE
For Immediate Release: Wednesday, January 28, 2004    Contact:  Howard Root, CEO
                                                      James Hennen, CFO
                                                      Vascular Solutions, Inc.
                                                      (763) 656-4300


               VASCULAR SOLUTIONS ANNOUNCES FOURTH QUARTER RESULTS

             NET SALES INCREASE 16% OVER Q4 OF 2002 TO $3.4 MILLION
      LAUNCH OF D-STAT DRY HEMOSTATIC BANDAGE CONTINUES ABOVE EXPECTATIONS
       SALES GUIDANCE RE-AFFIRMED FOR 2004 AT 100% ANNUAL GROWTH OVER 2003

         MINNEAPOLIS, Minnesota -- Vascular Solutions, Inc. (Nasdaq:VASC) today announced results for its fourth quarter ended December 31, 2003 and provided an update on its progress with new product launches and future planned products.

         Net sales during the fourth quarter were $3,402,697, an increase of 16% from net sales of $2,927,819 in the fourth quarter of 2002. The 16% increase in net sales primarily resulted from the Company's market launch of its D-Stat Dry hemostatic bandage as well as from expanding sales of its Vari-Lase endovenous laser procedure kit and international sales of its Pronto extraction catheter, all of which were launched in the second half of 2003. The D-Stat Dry hemostatic bandage was cleared for sale in the U.S. on September 22, 2003, while the Vari-Lase procedure kit was launched in the U.S. in July 2003 and the Pronto extraction catheter was in limited international release during the fourth quarter.

         The net loss for the fourth quarter of 2004 was $1,963,108 or $0.15 per share, improving from a net loss of $6,050,825 or $0.46 per share in the fourth quarter of 2002. The net loss in the fourth quarter of 2002 included a $3,750,000 legal settlement.

         "The fourth quarter was an important return to sales growth for Vascular Solutions and provided us increased confidence in our new products' near-term sales ramp," commented Howard Root, Chief Executive Officer of Vascular Solutions. "The D-Stat Dry bandage received an outstanding reaction in its first full quarter on the U.S. market, with over $1 million in net sales and a strongly increasing sales momentum from October through December. Going forward, in January we commenced the U.S. launch of both our Pronto extraction catheter and our Vari-Lase laser console, with early market indications being very favorable for both of these new products to continue to increase our sales in 2004."

         Net sales of the D-Stat Dry hemostatic bandage were $1,045,678 during the fourth quarter, with a gross margin in excess of 80%. A total of 184 accounts in the U.S. purchased the product in the fourth quarter. The fourth quarter re-order rate was 86%. "Our initial sales efforts have reached less than 10% of the primary cath lab market for the D-Stat Dry, and our sales force is excited about driving this penetration higher throughout 2004," commented Mr. Root. The D-Stat Dry is used as a topical bandage for the control of surface bleeding from vascular access sites and percutaneous catheters or tubes.

         Net sales of the Vari-Lase endovenous laser product line increased to $137,301 in the fourth quarter as the company continued its market introduction of products for the treatment of varicose veins. "With the clearance in December of our laser console as well as the launch at the end of the fourth quarter of four additional configurations of our Vari-Lase procedure kit, we believe that we are in a position to drive Vari-Lase sales growth in 2004," commented Mr. Root. "We are encouraged by this market's growth and our sales force's ability to train and support Interventional Radiologists and others who are entering the treatment of varicose veins."

         Sales of the Pronto extraction catheter commenced in Europe in late August, with net sales of $85,450 in the fourth quarter solely from international markets. "As we performed our manufacturing scale-up for the Pronto in the fourth quarter, we were in a constant back-order situation purely from international orders," commented Mr. Root. "We have very recently completed this scale-up work, and with our U.S. launch in mid-January we are extremely optimistic about the sales growth with the Pronto. From our international sales and very recent U.S. launch, we have received reports of many deployments of the Pronto catheter with excellent clinical results." The Pronto extraction catheter is used in the removal of soft thrombus from vessels in the arterial system.

         Net sales of the Duett sealing device declined from $2,622,362 in the fourth quarter of 2002 to $1,779,537 in the fourth quarter of 2003. "As we have mentioned before, we are in a "harvest" mode with the Duett, and we continue to support this product as we launch our new products to fuel our sales growth," commented Mr. Root. Net sales of the D-Stat Flowable hemostat increased to $296,887 in the fourth quarter of 2003 compared to $248,552 in the fourth quarter of 2002. Net sales of Acolysis ultrasound products totaled $57,844 in the fourth quarter of 2003 compared to $56,905 in the fourth quarter of 2002. Overall gross margins increased to 66% in the fourth quarter as the result of the launch of the new, higher gross margin products.

         The Company also announced the development of additional products scheduled for market introduction by the end of 2004. "We recently licensed a design of a device for the measurement of aortic stenosis, which we believe has a $10 million annual market potential and we can launch in the U.S. by the end of 2004," commented Mr. Root. "We also have developed new applications and configurations of our D-Stat Dry for trauma use, we are in the process of finalizing a corporate relationship related to the D-Stat Dry, and we have proposals outstanding for developing additional interventional medical devices."

         Vascular Solutions also re-affirmed its guidance on its sales estimates for 2004. "We believe that our net sales for the year 2004 will increase by 100% or more over net sales for 2003 to $25 million or possibly higher. Projected revenue related to the new product introductions is estimated at between $8 million and $10 million for the D-Stat Dry, between $4 million and $6 million for the Vari-Lase, between $2 million and $3 million for the Pronto and between $500,000 and $1 million for the D-Stat Radial. We also continue to believe that profitability is achieved at $7 million in quarterly net sales, based on expected new product selling prices and gross margins."

         Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release. The live web cast may be accessed on the investor relations portion of our web site at www.vascularsolutions.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to download and install any necessary audio software. An audio replay of the call will be available until Wednesday, February 4 by dialing 1-800-642-1687 and entering conference ID # 4885871. A recording of the call will also be archived on the investor relations portion of the Company's web site, www.vascularsolutions.com until Wednesday, February 11. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company's view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

                            VASCULAR SOLUTIONS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS

                                                           Three Months Ended                         Year Ended
                                                               December 31,                          December 31,
                                                         2003               2002               2003               2002
                                                               (unaudited)                 (unaudited)           (note)
Net sales                                           $  3,402,697       $  2,927,819       $ 11,804,328       $ 12,100,526
Cost of goods sold                                     1,160,183          1,228,258          4,570,242          4,985,587
                                                    ---------------------------------------------------------------------
Gross profit                                           2,242,514          1,699,561          7,234,086          7,114,939

Operating expenses:
     Research and development                            882,408            750,063          3,670,935          3,227,538
     Clinical and regulatory                             401,601            322,254          1,535,989          1,347,694
     Sales and marketing                               2,371,129          2,505,666          9,645,920         11,963,907
     General and administrative                          513,766            466,569          1,942,483          2,166,883
     Legal settlement                                         --          3,750,000                 --          3,750,000
     Amortization of purchased technology
                                                          54,375             54,375            217,500            145,000

          Operating loss                              (1,980,765)        (6,149,366)        (9,778,741)       (15,486,083)
Interest income                                           17,657             98,541            150,342            507,169
          Net loss                                  $ (1,963,108)      $ (6,050,825)      $ (9,628,399)      $(14,978,914)
                                                    =====================================================================

Basic and diluted net loss per share                $       (.15)      $       (.46)      $      (0.75)      $      (1.13)
                                                    =====================================================================
Shares used in computing basic and diluted
net loss per share                                    12,937,993         13,024,686         12,858,765         13,276,147
                                                    =====================================================================

                            VASCULAR SOLUTIONS, INC.
                            CONDENSED BALANCE SHEETS

                                                          December 31,     December 31,
                                                              2003             2002
                                                          (unaudited)         (note)
ASSETS
Current assets:
     Cash and cash equivalents                            $ 2,864,913      $ 1,835,059
     Available-for-sale securities                          3,019,693       14,914,444
     Accounts receivable, net                               1,810,443        1,357,946
     Inventories                                            3,186,274        2,132,516
     Prepaid expenses                                         462,154          326,773
                                                          ----------------------------
          Total current assets                             11,343,477       20,566,738
Property and equipment, net                                   948,602          795,885
Intangible assets                                             700,095          917,595
                                                          ----------------------------
          Total assets                                    $12,992,174      $22,280,218
                                                          ============================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
          Total current liabilities                       $ 2,120,039      $ 1,910,985
Shareholders' equity:
          Total shareholders' equity                       10,872,135       20,369,233
                                                          ----------------------------
          Total liabilities and shareholders' equity      $12,992,174      $22,280,218
                                                          ============================

Note: Derived from the audited financial statements at that date.

ABOUT VASCULAR SOLUTIONS

         Vascular Solutions, Inc. is an interventional medical device company with a focus on sealing technologies. New products introduced in the second half of 2003 include the Vari-Lase(TM) endovenous laser procedural kit for the treatment of varicose veins, the D-Stat Dry(TM) hemostatic bandage for the rapid control of topical bleeding, the D-Stat Radial(TM) hemostat band for the control of bleeding following catheterizations utilizing the radial artery in the wrist, and the Pronto(TM) extraction catheter for the mechanical extraction of soft thrombus. The Company's other products include the Duett(TM) sealing device to rapidly seal the puncture site following catheterization procedures, the D-Stat(R) Flowable hemostat which is used in a wide variety of interventional procedures for the local management of active bleeding, and the Acolysis(R) intravascular therapeutic ultrasound product which is sold in international markets for the treatment of peripheral occlusive arterial disease.

         The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2002 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with our limited operating history, adoption of our new sealing methodology, reliance on a sole product, lack of profitability, exposure to possible product liability claims, the development of new products by others, dependence on third party distributors in international markets, doing business in international markets, limited manufacturing experience, the availability of third party reimbursement, actions by the FDA related to our products, and the loss of key vendors.

         For further information, connect to www.vascularsolutions.com
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